UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

January 19, 2010

Date of Report (Date of earliest event reported)

MPS Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-24484	59-3116655
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1 Independent Drive, Jacksonville, Florida 32202

(Address of principal executive offices)

(Zip Code)

(904) 360-2000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

As previously disclosed, MPS Group, Inc., a Florida corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Adecco Inc., a Delaware corporation (“Adecco”), and Jaguar Acquisition Corp., a Florida corporation and wholly owned subsidiary of Adecco (“Merger Sub”) on October 19, 2009. On January 15, 2010, the Company’s shareholders approved the Merger Agreement. On January 19, 2010, in accordance with the Merger Agreement and the Florida Business Corporation Act, the Company completed the merger (the “Merger”) whereby Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation of the Merger, and, as a result of which the Company has been acquired by, and has become an indirect, wholly owned subsidiary of Adecco. The following events took place in connection with the consummation of the Merger.

Item 1.02.	Termination of a Material Definitive Agreement

In connection with the consummation of the Merger, on January 19, 2010, the Company terminated the Credit Agreement, dated as of November 10, 2006, among the Company, MPS Group International Plc, and the Lenders party thereto (the “Credit Facility”). No amounts were outstanding under the Credit Facility at the time of the Merger.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 19, 2010, the Company notified the New York Stock Exchange (the “NYSE”) of the consummation of the Merger and requested that trading in the Company’s common stock, par value $0.01 per share (the “Common Stock”), be suspended and that the Common Stock be withdrawn from listing on the NYSE as of the close of market on January 19, 2010. The NYSE has filed with the SEC a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 25 to delist and deregister the Common Stock. As a result, the Common Stock will no longer be listed on the NYSE. The Company will file a Form 15 with the Securities and Exchange Commission (“SEC”) to deregister the Common Stock and to suspend the reporting obligations of the Company under the Exchange Act.

Item 3.03.	Material Modification to Rights of Security Holders.

Under the terms of the Merger Agreement, each share of Common Stock outstanding immediately prior to the effective time of the Merger (including each restricted share, whether vested or unvested), was converted into the right to receive $13.80 in cash, without interest, in accordance with the terms of the Merger Agreement and subject to applicable vesting schedules with respect to the unvested restricted shares. In addition, at the effective time of the Merger, each outstanding Company stock option was cancelled and converted into the right to receive a cash payment equal to the excess, if any, of $13.80 over the exercise price of such option, without interest. No consideration is payable in respect of any Company stock options with an exercise price per share equal to or in excess of $13.80 as of immediately prior to the effective time of the Merger, and all such options were cancelled automatically at the effective time of the Merger.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Merger Agreement. A copy of the Merger Agreement was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 20, 2009.

Item 5.01.	Changes in Control of Registrant.

The information disclosed in Items 3.01 and 3.03 is hereby incorporated by reference.

Upon the effective time of the Merger, (i) the Company became an indirect, wholly owned subsidiary of Adecco and (ii) the directors and officers of the Company immediately prior to the effective time of the Merger were replaced with directors and officers designated by Adecco. The aggregate cost of the Merger was approximately $1.3 billion, which amount was funded from cash on hand.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Upon the effective time of the Merger, pursuant to the Merger Agreement, (i) the Company’s articles of incorporation were amended in their entirety to be identical to the amended and restated articles of incorporation attached as Exhibit 3.1 to this Current Report on Form 8-K and (ii) the bylaws of Merger Sub, as in effect immediately prior to the effective time of the Merger, became the bylaws of the Company. Copies of the Company’s amended and restated articles of incorporation and bylaws are attached as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference in their entirety.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following are included as exhibits to this report:

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of MPS Group, Inc.

3.2	Bylaws of MPS Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2010

MPS GROUP, INC.

By:	/S/ TIG GILLIAM
Name:	Theron (“Tig”) I. Gilliam
Title:	President and Chief Executive Officer

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